                                  Exhibit 12.1
                                  ------------

                                    UNAUDITED

                          BOSTON SCIENTIFIC CORPORATION

         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                                                 Year Ended December 31,
                                                              ---------------------------------------------------------------
                                                                      1997         1996        1995         1994        1993
                                                              ---------------------------------------------------------------
Fixed charges:
     Interest expense                                              $14,285      $11,518      $9,591       $8,378      $3,761
     Capitalized interest                                            4,976
     Debt issuance costs                                                65          501
     Interest portion of rental expense                             14,354        8,534       5,802        5,370       4,103
                                                              ---------------------------------------------------------------
        Total fixed charges                                        $33,680      $20,553     $15,393      $13,748      $7,864
                                                              ===============================================================


Earnings:

     Income before income taxes and cumulative
      effect of change in accounting                              $215,131     $303,330     $62,678     $219,703    $120,724
     Fixed charges per above                                        33,680       20,553      15,393       13,748       7,864
     LESS: capitalized interest                                      4,976
                                                              ---------------------------------------------------------------
        Total earnings, as adjusted                               $243,835     $323,883     $78,071     $233,451    $128,588
                                                              ===============================================================
Ratio of earnings to fixed charges                                    7.24        15.76        5.07        16.98       16.35
                                                              ===============================================================

